EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

                  AGREEMENT dated as of July 1, 2003, between XRG, Inc. (the "Company"), a Delaware Corporation, having its principal place of business located at 5301 West Cypress Street, Suite 111, Tampa, Florida 33607, and Neil Treitman (the "Executive").

WITNESSETH:

                  WHEREAS, the Company desires to employ the Executive as its Chief Operating Officer and the Executive desires to accept such employment.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

                  2. Term. This Agreement shall commence on the date hereof and shall terminate as of the earlier of:

                  (a) three years from the date hereof (the "Initial Term") unless either the Executive or the Company notifies the other that he or it elects to extend the term hereof for an additional three years (the "Renewal Period"), such notice to be given within 90 days before the end of the Initial Term hereof or within 90 days before the end of each successive Renewal Period;

                  (b) the death of the Executive;

                  (c) at the option of the Company, after notice of termination for Cause is given by the Company to the Executive. As used herein, "Cause" shall mean (i) willful actions by the Executive which constitute gross negligence or misconduct in the performance of his duties to the Company, (ii) material failure by the Executive to perform his duties, which omission is detrimental to the Company, and which failure has not been cured within thirty
(30) days following written notice of such failure, provided if the default can not reasonably be cured with a thirty (30) day period and the executive is making good faith and diligent efforts to cure, then such cure period shall be extended to three (3) months from the issuance of written notice, and (iii) a conviction by the Executive of a felony as defined by Florida Law;

                  (d) at the option of Executive, upon thirty (30) days after written notice is given by the Executive to the Company, after a material breach hereof by the Company; the Company shall only be deemed to have materially breached this Agreement and the terms of the Executive's employment if it fails to comply with Section 3 hereof or the provision in the second sentence of
Section 4 hereof in all material respects. The Company shall have thirty (30) days following written notice by the Executive of a material breach of this Agreement to cure such material breach; or

                  (e) at the option of the Company, upon the disability of the Executive for 90 consecutive days or for 180 days (whether or not consecutive) in any 12-month period; disability shall mean the Executive's inability, due to sickness or injury, to perform the essential functions of his position hereunder even with a reasonable accommodation.

                  3. Compensation. As compensation for his services to the Company during the term of this Agreement:

                  (a) The Company shall pay the Executive a base salary of not less than $120,000 per annum in equal monthly or semi-monthly installments. The Board of Directors will review, at least annually, the Executive's compensation with a view to increasing it if, in the sole judgment of the Board of Directors, the earnings of the Company or the services of the Executive merit such an increase.

                  (b) During the term of his employment, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board of Directors, full medical, dental and income insurance, [four] weeks paid vacation and qualified pension and profit sharing plans.

                  (c) The Executive was issued a restricted stock grant of 550,000 of the Company's common stock on March 24, 2003 which will entitle him to receive all dividends payable on such shares and to vote these shares.

                  (d) The Executive will earn an acquisition and performance bonus (the "Bonus") upon the Company's closing of the acquisition of R&R Express, Inc. and the Company's closing of the J. Bently Companies, Inc. Fleet Agreement or the closings of two similarly sized truckload carrier acquisitions ("Acquisition Closings"). This Bonus is granted in the form of stock options to purchase 450,000 shares of the Company's common stock. This option is non-qualified, carries a term of five (5) years, and is issued at par value ($.001). Failure to close these transactions would result in forfeiture of this Bonus.

                  (e) The Executive shall be entitled to an automobile allowance of $600 per month beginning the first month after the Acquisition Closings.

                  (f) The Executive shall be entitled to reimbursement of all expenses incurred by him in the performance of his duties, subject to the presenting of appropriate vouchers in accordance with the Company's policy.

                  4. Duties. The Executive shall be engaged initially with the title and functions of Chief Operating Officer of the Company and, subject to the direction of the Board of Directors, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. Nothing herein shall preclude the Board of Directors of the Company from changing the Executive's title and duties if such Board has concluded in its reasonable judgment that such change is in the Company's best interests; provided, however, that at all times during the term of this Agreement, the Executive shall be employed as a senior executive of the Company with appropriate and commensurate compensation, title, rank and status. If the Executive is elected or appointed a director or officer of the Company or any subsidiary thereof during the term of this Agreement, the Executive will serve in such capacity without further compensation.

                  5. Extent of Services. The Executive shall devote such time, attention and energies to the business of the Company as shall be reasonably necessary to fulfill his obligations. The Company agrees and acknowledges that neither the Company nor the Executive anticipate that Executive will devote less than forty (40) hours per week on behalf of the Company. Nothing herein shall prevent the Executive from (a) investing his personal assets in businesses which do not compete with the Company and which may also require the services, on the part of the Executive in the operation or the affairs of the companies in which such investments are made; (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in his collectively owning beneficially at any time thirty-one percent (31%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company; and (c) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Executive's engaging in them. Prior to commencing any activity described in clause (c) above, the Executive shall inform the Board of Directors of the Company in writing of any such activity. Moreover, the Company understands that the Executive may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company which may require the Executive's time and attention. The Company also understands and agrees that the assumption by the Executive of his duties hereunder shall be without prejudice to his rights to have such other interests and activities and to receive and enjoy profits or compensation there from, and the Company waives any rights it might otherwise have to share or participate in such other interests or activities of the Executive.

                  6. Disclosure of Information. The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). The Executive agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

                  7. Inventions. The Executive hereby agrees to license to the Company on an exclusive bases for a period of five (5) years from the date of termination of this agreement the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived solely by the Executive during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Executive to have been first conceived and made following such termination.

                  8. Covenant Not to Compete.

                  (a) During the term hereof and, unless this Agreement is terminated pursuant to Section 2(d) hereof, for a period of two years thereafter, the Executive shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company at the time of termination of this Agreement, including, without limitation, employing or being an investor

(representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of Termination of this Agreement. An activity competitive with an activity engaged in by the Company shall include becoming an employee, officer, consultant or director of, or being an investor in, or owner of, an entity or person engaged in the business engaged in by the Company at the time of Termination of this Agreement.

                  (b) It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this
Section in the particular jurisdiction in which such adjudication is made.

                  (c) Nothing in this Section 8 shall reduce or abrogate the Executive's obligations during the term of this Agreement under Sections 4 and 5 hereof.

                  9. Remedies.

                  (a) If there is a breach or threatened breach of the provisions of Section 5, 6, 7 or 8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

                  (b) If this Agreement is terminated pursuant to Section 2(d) hereof, the Executive shall not be required to mitigate damages otherwise obtainable from the Company as a result thereof and any income received by the Executive after such termination shall not reduce the amount of damages otherwise obtainable from the Company hereunder.

                  10. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

                  11. Location of Performance. The Executive's services will be performed in the Tampa, Florida area. The Executive's performance hereunder shall be within such area or its environs. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

                  12. Assignment. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes the Company's obligations thereunder.

                  13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Executive at his offices 5301 Cypress Street, Suite 111, Tampa, Florida 33607 or the Company at its address set forth above, Attention: Neil Treitman

                  14. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

                  15. Entire Agreement. This instrument contains the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any director, officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

                                    XRG, INC.


                                    By: __________________________________
                                          Donald G. Huggins, Jr.
                                          Chairman of the Board and
                                          Executive Vice President


                                   EXECUTIVE:

                                   By: __________________________________
                                          Neil Treitman